EXHIBIT NO. 5.2

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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661



                                                     WRITER'S DIRECT DIAL NUMBER

August 28, 1998

Board of Directors
Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey 08360

Lady and Gentlemen:

         We have acted as counsel to Sun Bancorp, Inc. (the "Company") in connection with the preparation and filing by the Company and Sun Capital Trust II (the "Trust") of a registration statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale of certain of the Trust's Preferred Securities (liquidation amount $10 per Preferred Security) (the "Preferred Securities") and certain of the Company's Junior Subordinated Debentures (the "Debentures") and the related Guarantee Agreement by and between the Company and Bankers Trust Company, as trustee (the "Guarantee"). In connection therewith, you have requested our opinion as to certain matters referred to below.

         In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Company in connection with the registration of the Debentures and the Guarantee. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement and the amendment thereto, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. We are attorneys admitted to practice before the courts of the United States and the courts of the State of New Jersey and, accordingly, we express no opinion with respect to matters governed by the laws of any jurisdiction other than the federal laws of the United States or the internal laws of the State of New Jersey.

         Based upon and subject to the foregoing, we are of the opinion that, when issued (with respect to the Debentures), or executed and delivered (with respect to the Guarantee), as set forth in the


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Board of Directors
August 28, 1998
Page Two

Registration Statement, the Debentures and the Guarantee will be the valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         We consent to the references to this opinion and to Malizia, Spidi, Sloane & Fisch, P.C. in the Prospectus included as part of the Registration Statement under the caption "Validity of Securities" and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,


                                         /s/MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                         MALIZIA, SPIDI, SLOANE & FISCH, P.C.